               STATEMENT SETTING FORTH DETAIL FOR COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                             (Millions of dollars)

                                                         Year Ended December 31
                                                        ------------------------
                                                        1998 1997 1996 1995 1994
                                                        ---- ---- ---- ---- ----
Income from continuing operations before income
 taxes.............................................   A $ 89 $456 $196 $618 $350
Fixed charges:
  Interest expense, gross..........................      385  103   81   80   74
  Portion of rentals representative of interest....       35   19   22   20   17
                                                        ---- ---- ---- ---- ----
    Total fixed charges before capitalized
     interest......................................   B  420  122  103  100   91
  Capitalized interest.............................        0    5   33    6    0
                                                        ---- ---- ---- ---- ----
    Total fixed charges including capitalized
     interest......................................   C  420  127  136  106   91
                                                        ---- ---- ---- ---- ----
Earnings (A+B).....................................   D $509 $578 $299 $718 $441
Ratio of earnings to fixed charges (D/C)...........      1.2  4.6  2.2  6.8  4.8
                                                        ==== ==== ==== ==== ====

                                   EXHIBIT 12